Exhibit 10.14

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of February 15, 2014 (the “Effective Date”), by and between Tobira Therapeutics, Inc., a Delaware corporation (“Tobira”), and Caroline Loewy (“Consultant”).

WHEREAS, Tobira is interested in receiving from Consultant, and Consultant is interested in rendering to Tobira, consulting and advisory services, all upon the terms and conditions, and solely for the purpose, set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Tobira and Consultant agree as follows:

1. Services. Consultant agrees to perform consulting services for Tobira and to carry out the projects and functions specified on the Description of Work attached hereto as Exhibit A, on the terms and conditions set forth herein and on such Description of Work (the “Services”). The parties may amend Exhibit A from time to time to add additional projects to the Description of Work, or to amend the terms of existing projects, provided that any such amendment to Exhibit A must be executed by both parties.

2. Payment for Services. In consideration for Consultant’ Services, Tobira shall pay Consultant the compensation set forth on Exhibit A, subject to the limitations, terms and conditions therein. The parties agree that the amounts referred to in this Section 2 constitute full and complete consideration for Consultant’s performance of the Services hereunder, for all rights acquired by Tobira, and all of Consultant’s representations, warranties, and agreements hereunder.

3. Term and Termination.

(a) This Agreement shall commence on the Effective Date and shall remain in effect for a term of one (1) year. The parties also may agree in writing to extend this Agreement for an additional period of time. Notwithstanding the foregoing sentences, either party may terminate this Agreement at any time, upon thirty (30) days written notice to the other party. This Agreement also may be earlier terminated as otherwise provided in this Section 3.

(b) This Agreement may be terminated immediately by either party if the other party is in breach of this Agreement and fails to correct such breach within fifteen (15) days of written notice of such breach. A breach giving rise to termination of this Agreement may include failure by Tobira to pay any amount due to Consultant hereunder, and may include Consultant not performing the Services in compliance with the Description of Work or failure to perform such Services in conformity with Tobira’s reasonable standards.

(c) In addition, (i) Tobira may immediately terminate this Agreement in the event of any breach by Consultant of the obligations of Section 5, 6, 7 or 8 hereof, and (ii) each party may immediately terminate the Agreement if the other party dissolves, liquidates, ceases to conduct business, or becomes insolvent or seeks protection pursuant to any bankruptcy, receivership, trust deed, creditors arrangement or comparable proceeding, or such proceeding is instituted against such other party and not dismissed within sixty (60) days.

(d) Upon termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except as provided in Sections 4, 5, 6, 7, 8 and 9 hereof and except that any termination of this Agreement shall not relieve Consultant or Tobira from any liability arising from any breach of this Agreement.

4. Relationship of Parties.

(a) It is agreed that Consultant’s services are made available to Tobira on the basis that Consultant shall retain his individual professional status and is an independent contractor to Tobira and not a Company employee. Consultant shall use his own discretion in performing the tasks assigned, subject to the general direction of Tobira and subject to the express condition that Consultant shall at all times comply with applicable law. Consultant shall supply all of the tools and materials required for performance of the Services, and shall work out of Consultant’s offices to the extent practicable.

(b) Consultant shall not be considered under the provisions of this Agreement or otherwise as having the status as an employee of Tobira, nor shall Consultant be entitled hereafter to participate in any plans, arrangements, or distributions by Tobira relating to any pension, deferred compensation, bonds, stock bonus, stock option, hospitalization, insurance, or other benefits extended to its employees since Consultant is performing services as an independent contractor.

(c) Tobira will not make deductions from its fees to Consultant for taxes, insurance, bonds or any other subscription of any kind. Consultant acknowledges and agrees that Consultant is obligated to report as income and pay all applicable taxes in a timely manner on all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to indemnify, hold harmless and defend Tobira to the extent of any obligation imposed on Tobira to pay any withholding taxes, social security, workers’ compensation, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Consultant by Tobira pursuant to this Agreement or imposed upon Tobira in the event Consultant is determined not to be an independent contractor. If required by law or upon request of Tobira, Consultant shall maintain workers compensation, health insurance and disability insurance, as well as adequate insurance to protect itself from and indemnify Tobira against claims giving rise to any indemnification under this Section 4.

5. Confidentiality.

(a) Confidential Information. “Confidential Information” shall mean all written, visual, oral and electronic data and information, both technical and non-technical, relating to Tobira’s business, products, processes, techniques, research, development, inventions, testing procedures and marketing that are disclosed by Tobira or any affiliate of Tobira, either directly or indirectly. Confidential Information shall include, without limitation, know-how, pre-clinical data and results, clinical research results, toxicity and hazard data, assay standards, methods and related information, manufacturing processes and techniques, formulae, flow sheets, technical plans, chemical synthesis routes, process schematics, operational details, historical production data, anecdotal process experience, patent applications, technical specifications, research and development plans, preclinical lead profile contents, business plans, product and market descriptions, sales, cost and promotional expenditure data, plans and projections, as well as any other technical and business information of whatever nature.

(b) Exceptions. Confidential Information does not include information which (i) is in the public domain at the time of disclosure by Tobira, (ii) becomes part of the public domain by publication or otherwise after disclosure by Tobira, other than by breach of this Agreement by Consultant, (iii) was lawfully in Consultant’s possession, without restriction as to confidentiality or use, at the time of disclosure by Tobira, or (iv) is provided to Consultant, without restriction as to confidentiality or use, by a third party lawfully entitled to possession of such Confidential Information and who does not violate any contractual, legal or fiduciary obligation to Tobira by providing such Confidential Information to Consultant. Without Tobira’s prior written approval, Consultant shall not directly or indirectly disclose to anyone the terms and conditions of this Agreement.

In addition, Section 5(c) shall not apply to any Confidential Information that Consultant is required to disclose under applicable laws or regulations or an order by a court or other regulatory body having competent jurisdiction; provided, however, that except where impracticable, Consultant shall give Tobira reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall afford Tobira an opportunity to oppose, limit or secure confidential treatment for such required disclosure. In the event of any such required disclosure, Consultant shall disclose only that portion of the Confidential Information that Consultant is legally required to disclose. Further, specific Confidential Information disclosed to Consultant by Tobira shall not be deemed to be publicly known, or in Consultant’s prior possession, merely because such Confidential Information is embraced by more general information which is publicly known or in the Consultant’s prior possession. Likewise, specific Confidential Information disclosed to Consultant by Tobira or any affiliate of Tobira shall not be deemed to be publicly known merely because other Confidential Information contained in the same document or embodiment becomes publicly known.

(c) Use of Confidential Information. Consultant shall use the Confidential Information solely for the purpose of the performance on behalf of Tobira of the Services. Tobira shall not have any liability for any evaluations or investigations carried out by Consultant relating to the Confidential Information. Consultant’s right to use the Confidential Information shall terminate upon the termination of this Agreement. Any further use of the Confidential Information by Consultant, if any, shall be governed by a separate written agreement between the parties. Consultant shall protect the Confidential Information against disclosure to or use by third parties, shall use the same standard of care that Consultant applies to protect its own most highly confidential information (but which in any event shall be not less than a reasonable standard of care), and shall not use the Confidential Information except for the purpose specified above. Consultant shall not disclose the Confidential Information to any person other than its employees who have a direct need to know same for the performance of their employment duties in connection with the purpose specified above. Consultant shall not disclose any Confidential Information to any non-employee agent or consultant without the express written permission of Tobira. Furthermore, Consultant shall obligate all such employees, agents and consultants, both during and after their relationships with Consultant, to use and hold in confidence the Confidential Information in a manner consistent with the obligations of Consultant under this Agreement and shall take all necessary and reasonable actions to assure such compliance. Consultant shall assume full responsibility and liability to Tobira for any unauthorized use or disclosure of any Confidential Information by any of the Consultant’s employees, agents or consultants.

(d) Return of Confidential Information. Within thirty (30) days after the termination of this Agreement or upon the sooner written request of Tobira, Consultant shall return to Tobira all written materials and documents, software and other things made available or supplied by Tobira to Consultant that contain Confidential Information, and all copies thereof, as well as all copies of all notes, summaries, analyses and reports made by Consultant’s employees, agents and consultants containing same; provided, however, that subject to the terms and conditions of this Agreement, Consultant shall be entitled to retain one archival copy thereof for purposes of determining its obligations under this Agreement.

(e) No Further Rights, Obligations. Nothing in this Agreement shall create or imply any license or grant of rights to Consultant under, or act as a waiver of any rights that Tobira may have to prevent infringement or misappropriation of, any patents, patent applications, trademarks, copyrights, trade secrets, know-how or other intellectual property rights owned or controlled by Tobira or any of its affiliates. Furthermore, Consultant shall not have any right, title or interest in or to any of the Confidential Information. Consultant shall not seek, because of or based upon any Confidential Information, patent or any other form of intellectual property protection with respect to or related to the Confidential Information or use the Confidential Information to obtain, or seek to obtain, a commercial advantage over Tobira. Nothing in this Agreement is intended to create or imply any obligation on the part of either party to negotiate, discuss or enter into any other transaction or agreement with the other party.

(f) Other Agreements of Consultant. Consultant shall not, during the term of this Agreement, improperly use or disclose any trade secrets of any former or current employer or other person or entity with whom Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and Consultant shall not bring onto the premises of Tobira any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

(g) Confidential Information from Third Parties. Consultant recognizes that Tobira has received and in the future shall receive from third parties their confidential or proprietary information subject to a duty on Tobira’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Tobira and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Tobira consistent with Tobira’s agreements with such third parties.

6. Ownership.

(a) Consultant agrees that with respect to all Services performed by Consultant to date, and all Services performed by Consultant hereunder in the future, all inventions, works of authorship, notes, drawings, designs, inventions, improvements, developments, discoveries, trade secrets, ideas, concepts, compilations, customer information and other commercially valuable information, as well as all derivatives and modifications thereof and thereto conceived, made or discovered by Consultant, solely or in collaboration with others in performing such Services (collectively, “Work Product”), as well as all copyrights, patents and other intellectual property rights therein and thereto, are the sole property of Tobira. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to Tobira all right, title and interest in such Work Product and any copyrights, patents, or other intellectual property rights relating thereto. Notwithstanding anything to the contrary herein, Tobira shall have no obligation to use the Services or Work Product or to continue such use if commenced.

(b) Consultant hereby waives, and agrees not to assert, and shall obtain from Consultant a waiver and agreement not to assert, any and all so-called “moral rights,” including the right to identification of authorship or limitation on subsequent modification, that Consultant has or may have in any materials or other deliverables assigned to Tobira hereunder.

(c) Consultant agrees to assist Tobira, or its designee, at Tobira’s expense, in every proper way to secure Tobira’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Tobira of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Tobira shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Tobira, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that his obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

7. Originality and Non-infringement.

(a) Consultant represents and warrants that (i) Consultant has the right to enter into and fully perform this Agreement and to grant the rights granted hereunder, (ii) Consultant has the experience and skill to fully perform this Agreement, (iii) the Work Product and all materials and Services provided by Consultant hereunder shall be original with them and the use thereof by Tobira or its assignees, licensees, customers, representatives, or distributors will not infringe any copyright, trade secret, patent or other intellectual property right of any third party, and (iv) no other rights, licenses, or permissions are required from any third party nor are any payments required to be made to any third party with respect to the Work Product, the Services, and the rights granted to Tobira herein, including without limitation any unions or guilds.

(b) Consultant agrees to indemnify and hold Tobira harmless against any liability, loss, cost, damage, claims, demands or expenses (including reasonable outside attorney’s fees) of Tobira or its affiliates, assignees, licensees, customers, representatives, or distributors arising out of any breach of any of the foregoing representations and warranties or any negligent act or omission of Consultant.

8. No Conflicts. Consultant represents and warrants that Consultant is free to enter into this Agreement and that the performance of this Agreement by Consultant will not conflict with or constitute a breach under any other agreement to which Consultant is bound. Tobira and Consultant agree that Consultant is free to dispose of such portion of Consultant’s entire time, energy, and skill that Consultant would not otherwise be obligated to devote to Tobira, in such manner as Consultant sees fit and to such persons, firms, or corporations as Consultant deems advisable so long as the same is not inconsistent with or in conflict with any provision of this Agreement, and does not create a conflict of interest between Tobira and such other persons, firms, or corporations.

9. Miscellaneous.

(a) Assignment. Neither party to this Agreement may assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of the other party. Notwithstanding the foregoing, Tobira may assign this agreement or any of its rights or obligations hereunder to any affiliate of Tobira and any successor in interest to Tobira’s business.

(b) Equitable Relief. Because Consultant shall have access to and become acquainted with Confidential Information of Tobira, Consultant acknowledges that its breach of any of its obligations under this Agreement shall cause Tobira irreparable harm, for which monetary damages will be an inadequate remedy. Therefore, in the event of any such breach, Tobira shall be entitled, in addition to any other remedy available under this Agreement, at law or in equity, to injunctive relief, including an accounting for profits, specific performance of the terms hereof and other equitable relief for such breach or the material anticipatory breach of this Agreement, without the posting of bond or other security. If Confidential Information enters the public domain after it is disclosed to Consultant, as provided in Section 5(b), such entry shall not affect Tobira’ right to obtain damages or other remedies for any unauthorized use or disclosure of same prior to the date it entered the public domain.

(c) No Public Disclosure. Unless otherwise required by law, Consultant shall not disclose the existence of, any of the terms and conditions of, or the results of any Services performed under, this Agreement without the prior written consent of Tobira.

(d) Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or a future exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

(e) Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of California, without giving effect to principles of conflicts of laws.

(f) Miscellaneous. This Agreement sets forth the entire agreement and understanding between the parties as to the Services and merges all prior discussions, agreements, and negotiations between them as to the Services. No change or supplement to this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party. This Agreement shall be binding upon and accrue to the benefit of the successors and permitted assigns of the parties. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement. This Agreement shall not be strictly construed against either party. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. If any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, no other provision of this Agreement shall be affected thereby.

(g) Notices. Any notice required or permitted hereunder shall be given to the appropriate party at the address specified beneath such party’s signature below or at such other address as the party may hereafter specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address, five (5) business days after the date of mailing if sent by certified or registered U.S. mail, or two (2) business days after the date of deposit with Federal Express or similar overnight courier.

(h) Stock Option. On September 18, 2012 the Company granted Consultant an option to purchase 1,885,066 shares of its Common Stock (the “Option”). As of the date hereof, Consultant will be vested in 667,627 of the shares that are subject to the Option. By signing this Agreement, Consultant agrees that no additional shares subject to the Option will continue to vest during the term of this Agreement. The Option is exercisable with respect to the vested shares at any time until the date that is the latter of 1) two (2) weeks following the termination of this Agreement (the “Option Termination Date”) and 2) June 16, 2014. The Option will expire with respect to the vested shares on the Option Termination Date, and it will expire with respect to the unvested shares on the date hereof. The Stock Option Agreement dated September 18, 2012, between Consultant and the Company, and as amended hereby, will remain in full force and effect, and Consultant agrees to remain bound by that Stock Option Agreement.

(i) Survival of Terms. The provisions of Sections 4, 5, 6, 7, 8 and 9 hereof shall survive termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date(s) set forth below.

TOBIRA THERAPEUTICS, INC.		CAROLINE LOEWY

By:	/s/ Laurent Fischer	By:	/s/ Caroline Loewy
Name:	Laurent Fischer	Name:	Caroline Loewy
Title:	Chairman	Title:	Consultant

Address:	701 Gateway Blvd.	Address:
Suite 200
South San Francisco, CA 94080
Attn: Chief Executive Officer

EXHIBIT A

Description of Work and Compensation

Work:

Consultant shall provide the following Services pursuant to this Agreement, as well as such other Services as may be reasonably requested by Tobira from time to time:

Consult and Advise Tobira with respect to business development and financing matters.

Consultant shall report to, and shall receive project directions from Laurent Fischer, Tobira’s Chairman, or such other Company officers or consultants as Tobira may specify from time to time.

Compensation:

As compensation for Consultant’s Services, Tobira shall pay Consultant the sum of $500.00 per hour, not to exceed $5,000.00 in any given calendar month without consent from the Chairman/Acting CEO. At the end of each calendar month Consultant shall submit an invoice to Tobira, which invoice shall reflect the total number of hours worked hereunder for that month and the total amount due for such services. Tobira will pay consultant any undisputed amounts specified in such invoice within Thirty (30) days of receipt of such invoice.